Exhibit 99.1

331 Treble Cove Road North Billerica, MA 01862	800.362.2668 www.lantheus.com

CONTACT:

Meara Murphy

978-671-8508

LANTHEUS HOLDINGS ANNOUNCES APPOINTMENT OF

JACK CROWLEY AS CHIEF FINANCIAL OFFICER

NORTH BILLERICA, Mass., (March 28, 2016) – Lantheus Holdings, Inc. (the “Company”) (NASDAQ: LNTH), parent company of Lantheus Medical Imaging, Inc. (“LMI”), a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products, today announced the appointment of Jack Crowley as the Company’s Chief Financial Officer, effective immediately. Mr. Crowley previously served as the Company’s interim Chief Financial Officer since December 2015.

As Chief Financial Officer, Mr. Crowley will lead the Company’s Finance function, including financial and operational reporting, planning and analysis, together with the investor relations and information technology functions. He will continue to report directly to Mary Anne Heino, President and Chief Executive Officer.

Ms. Heino commented, “I am very pleased to announce Jack as our permanent CFO. Jack is a focused, results-driven individual that has consistently demonstrated his financial expertise and valuable leadership across all aspects of our organization, not only during his time as interim CFO but throughout his tenure with the Company. Together with our management team and Board of Directors, I look forward to continue working with Jack to further advance our business, drive forward our strategic priorities and demonstrate our value proposition to the investment community.”

Mr. Crowley, age 52, brings to the role more than 28 years of financial management and accounting experience. He has steadily advanced to assume broader executive leadership roles since joining the

Company in September 2010 as Director of Accounting. He was promoted to Vice President of Finance in April 2013, to Chief Accounting Officer in March 2015 and to interim Chief Financial Officer in December 2015.

Mr. Crowley commented, “I appreciate the support of Mary Anne, the executive team and our Board of Directors, and I am excited about the opportunity to play a key role in our strategic growth as we continue to provide essential diagnostic imaging products to help improve patient care.”

Prior to joining Lantheus, Mr. Crowley served in the roles of Assistant Corporate Controller, and prior to that, Director of Finance at Biogen Idec. Mr. Crowley also previously served as Director of Accounting at Fisher Scientific International. Prior to Fisher, Mr. Crowley was a Senior Audit Manager in the Technology practice of PriceWaterhouseCoopers.

Mr. Crowley holds a Master of Business Administration from the University of Massachusetts and a Bachelor of Science in Business Administration from Westfield State University, and is a Certified Public Accountant.

About Lantheus Holdings, Inc. and Lantheus Medical Imaging, Inc.

Lantheus Holdings, Inc. is the parent company of Lantheus Medical Imaging, Inc., which is a global leader in the development, manufacture and commercialization of innovative diagnostic imaging agents and products. LMI provides a broad portfolio of products, which are primarily used for the diagnosis of cardiovascular diseases. LMI’s key products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension; TechneLite® (Technetium Tc99m Generator), a technetium-based generator that provides the essential medical isotope used in nuclear medicine procedures; and Xenon (Xenon Xe 133 Gas), an inhaled radiopharmaceutical imaging agent used to evaluate pulmonary function and for imaging the lungs. LMI is headquartered in North Billerica, Massachusetts with offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

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